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                                                                     EXHIBIT 4



                        Milbank, Tweed, Hadley & McCloy
                            1 Chase Manhattan Plaza
                           New York, New York  10005


                                                January 26, 1996



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

      Re:   Central and South West Corporation
            Amendment No. 7 to Form U-1
            Application-Declaration (File No. 70-8087)

Dear Sirs:

            We refer to the Form U-1 Application-Declaration (File No. 70-8087) under the Public Utility Holding Company Act of 1935, as amended (the "Application-Declaration"), including Amendment No. 6 and Amendment No. 7 thereto filed by Central and South West Corporation ("CSW"), a Delaware corporation and a registered public utility holding company. Amendment No. 6 relates to CSW's request for authorization to make certain amendments (the
"Plan Amendments") to its existing Dividend Reinvestment and Stock Purchase Plan (as so amended, the "Plan"). We have acted as special counsel for CSW in connection with the Plan Amendments and, as such counsel, we are familiar with the corporate proceedings taken and to be taken by CSW in connection with the Plan Amendments as described in Amendment No. 6.

            We have examined originals, or copies certified to our satisfaction, of such corporate records of CSW, certificates of public officials, certificates of officers and representatives of CSW and other documents as we have deemed it necessary to require as a basis for the opinions hereinafter expressed. In such examination we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. As to various questions of fact material to such opinions we have, when relevant facts were not independently established, relied upon certificates by officers of CSW and other appropriate persons and statements contained in the Application-Declaration and in Amendment No. 6.

            Based upon the foregoing, and having regard to legal considerations which we deem relevant, we are of the opinion that, in the event that the Plan Amendments are consummated in accordance with Amendment No. 6 and the Application-Declaration, as it may be further amended, and subject to the assumptions and conditions set forth below:

            1. CSW is validly organized and duly existing under the laws of the State of Delaware.

            2. All state laws applicable to the proposed Plan Amendments will have been complied with.

            3. Any shares of common stock, $3.50 par value per share (the "Common Stock") issued or sold by CSW in connection with the Plan will be validly issued, fully paid and non-assessable and the holders thereof will be entitled to the rights and privileges appertaining thereto set forth in the charter or other documents defining such rights and privileges.

            4. The consummation of the proposed Plan Amendments will not violate the legal rights of the holders of any securities issued by CSW or any associate company of CSW.

            The opinions expressed above in respect of the Plan Amendments described in Amendment No. 6 are subject to the following assumptions or conditions:

            a. The Plan Amendments shall have been duly authorized and approved to the extent required by state law by the Board of Directors of CSW.

            b. The Securities and Exchange Commission shall have duly entered an appropriate order or orders granting and permitting the Application-Declaration to become effective with respect to the Plan Amendments described therein.

            c. The Plan Amendments shall have been accomplished in accordance with required approvals, authorizations, consents, certificates and orders of any state commission or regulatory authority with respect to the consummation of the Plan Amendments.

            d. The price at which the shares of Common Stock will be sold pursuant to the Plan will exceed the par value thereof.

            e. No act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed above.

            f. The consummation of the Plan Amendments shall be conducted under our supervision and all legal matters incident thereto shall be satisfactory to us.

            We hereby consent to the use of this opinion as an exhibit to the Application-Declaration.

                                    Very truly yours,


                                    /s/ MILBANK, TWEED, HADLEY & MCCLOY
                                    Milbank, Tweed, Hadley & McCloy

RBW/JMH